Exhibit 10.11
TRANSITION AGREEMENT AND RELEASE
RECITALS
     This Transition Agreement and Release (“Agreement”) is made by and between David R. Bradford (“Bradford”) and Fusion-io, Inc. (“Fusion-io” and together with its subsidiaries, the “Fusion-io Group”) (and Bradford together with Fusion-io, the “Parties”).
     WHEREAS, Bradford and Fusion-io entered into an Employment Agreement dated June 2, 2009 (the “Employment Agreement”);
     WHEREAS, Bradford has been serving as Fusion-io’s Chairman of the Board since March 23, 2010;
     WHEREAS, Bradford and Fusion-io have entered into a proprietary information and invention assignment agreement dated September 16, 2008 (the “Confidentiality Agreement”);
     WHEREAS, Fusion-io has granted Bradford the equity awards covering Fusion-io common stock as set forth on Exhibit A;
     WHEREAS, the Parties wish to provide for Bradford’s orderly transition of his services to Fusion-io as the head of its Strategic Advisory Board and wish to continue Bradford’s employment through the Employment Term (as defined below) and then Fusion-io desires to retain Bradford as a consultant through the Consultant Term (as defined below); and
     WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Bradford may have against the Fusion-io Group, including, but not limited to, any and all claims arising or in any way related to Bradford’s employment with and service to the Fusion-io Group.
     NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
     1. Title and Duties.
          (a) Employment. As of the Effective Date, Bradford will continue to serve as the Chairman of the Board through the Employment Term. Bradford will render such business and professional services in the performance of his duties, consistent with Bradford’s position within Fusion-io, as will reasonably be assigned to him by David Flynn. During the Employment Term, Bradford will perform his duties faithfully and to the best of his ability. For the duration of the Employment Term, Bradford agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer of Fusion-io. During the Employment Term, Bradford’s compensation and other benefits will be as provided in the Employment Agreement.

          (b) Consultant. During the Consulting Term, Bradford’s required duties and responsibilities will consist of providing consulting services to Fusion-io (the “Consulting Services”) as reasonably requested by the Board of Directors of Fusion-io (the “Board”) and/or the Chief Executive Officer of Fusion-io relating to heading the Strategic Advisory Board of Fusion-io. Nothing in this Agreement will in any way be construed to constitute Bradford as an agent, employee or representative of Fusion-io during the Consulting Term, and Bradford will perform all services hereunder during the Consulting Term as an independent contractor. Bradford acknowledges and agrees that Bradford is obligated to report as income all compensation received by Bradford pursuant to this Agreement during the Consulting Term, and Bradford agrees (and acknowledges the obligation) to pay all self-employment and other taxes thereon. During the Consulting Term, Bradford’s compensation and other benefits will be as provided in Section 3(b).
          (c) Member of the Board of Directors. As of the Effective Date, Bradford will continue to serve as a member of the Board of Directors of Fusion-io (the “Board”) as its Chairman. Bradford agrees and understands that new independent members are expected to be added to the Board and that he eventually will be replaced as a member of the Board. Accordingly, Bradford agrees to voluntarily resign from the Board upon the Board’s request that he do so.
     2. Term.
          (a) Employment Term. Bradford’s employment under to this Agreement will commence on the Effective Date and will continue through and until September 30, 2010 (the “Employment Term”), pursuant to the terms of the Employment Agreement; provided, however, that Bradford agrees he will not be entitled to any severance or other benefits other than as set forth in this Agreement and specifically that he will not be entitled to a “Severance Payment” pursuant to and as defined in the Employment Agreement.
          (b) Consulting Term. Immediately following the Employment Term, Bradford will provide Consulting Services to Fusion-io until either Party provides written notice to the other (which must be at least two (2) weeks) to terminate this Agreement (the “Consulting Term”). Upon termination of the Consulting Term, Bradford will (A) receive his accrued consulting fees earned but unpaid through the date of termination of such consulting arrangement, (B) receive all accrued expense reimbursements in accordance with established company policies and arrangements, and (C) not be entitled to any other compensation or benefits from Fusion-io except to the extent provided under the applicable stock option agreement(s) or as may be required by law. Notwithstanding the foregoing, if Fusion-io terminates the Consulting Term without Cause, one hundred percent (100%) of Bradford’s then unvested outstanding Equity Awards shall immediately vest in full and become exercisable, and any stock options shall thereafter remain exercisable following termination of Bradford’s services to Fusion-io for the periods prescribed in the respective stock option agreements. For these purposes, “Cause” shall mean any of the following occurring during Bradford’s service to Fusion-io (except with respect to clause (v) below):
               (i) personal dishonesty by Bradford involving Fusion-io business or participation in a fraud against Fusion-io, or breach of Bradford’s fiduciary duty to Fusion-io;
               (ii) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty;

               (iii) Bradford’s willful refusal to comply with the lawful requests made of Bradford by the Board reasonably related to the performance of the Consulting Services and the performance of his duties with respect thereto (but which shall not include a request to waive or amend any portion of this Agreement or terminate this Agreement or to consent to an action that would result in Bradford’s loss of a right under this Agreement);
               (iv) material violation of Fusion-io’s policies, after written notice to Bradford and an opportunity to be heard by the Board and his failure to fully cure such violations within a reasonable period of time of not less than thirty (30) days after such hearing;
               (v) threats or acts of violence in the workplace;
               (vi) unlawful harassment in the course of any business activity of any employee or independent contractor of Fusion-io;
               (vii) theft or unauthorized conversion by or transfer of any Fusion-io asset or business opportunity to Bradford or any third party; and
               (viii) a material breach by Bradford of any material provision of this Agreement or any other agreement with Fusion-io after written notice to Bradford and an opportunity to be heard by the Board and his failure to fully cure such breach within a reasonable period of time of not less than thirty (30) days after such hearing.
     3. Compensation.
          (a) Employment Term.
               (i) Compensation During the Employment Term. During the Employment Term, Fusion-io will continue to pay Bradford as compensation for his services a base salary at the annualized rate of $240,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with Fusion-io’s normal payroll practices and be subject to the usual, required withholding.
               (ii) Equity. Bradford’s outstanding stock options and other equity awards (“Equity Awards”) will continue to vest through the Employment Term in accordance with the applicable vesting schedule(s). Bradford agrees and acknowledges that he will not be entitled to receive any acceleration of vesting of his Equity Awards as a result of his becoming a consultant.
          (b) Consulting Term.
               (i) Consulting Fees. Fusion-io will initially pay Bradford his Base Salary rate for providing Consulting Services through December 31, 2010, which will be paid periodically in accordance with Fusion-io’s normal payroll practices. Commencing January 1, 2011, Bradford will receive no cash compensation for providing Consulting Services.
               (ii) COBRA Premiums. Fusion-io will reimburse Bradford for the group health continuation coverage premiums for Bradford and Bradford’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (A) September 30, 2011 and (B) the date upon which Bradford and/or Bradford’s eligible dependents become covered under similar plans, provided that Bradford elects such coverage within the time periods required under COBRA. The reimbursements shall be made by Fusion-io to Bradford consistent with its normal expense reimbursement policy.
               (iii) Equity Awards. During the Consulting Term all of Bradford’s outstanding Equity Awards will continue vesting and will continue to be subject to the terms and conditions of the equity plans under which they were granted and the applicable award agreements by and between Bradford and Fusion-io.
          (c) Change in Control. In the event of a Change in Control that occurs while Bradford is providing services to Fusion-io hereunder, one hundred percent (100%) of Bradford’s then unvested outstanding Equity Awards shall immediately vest in full and become exercisable, and any stock options shall thereafter remain exercisable following termination of Bradford’s services to Fusion-io for the periods prescribed in the respective stock option agreements. For these purposes, a “Change in Control” shall mean the occurrence of any of the following events:
               (i) Change in Ownership of Fusion-io. A change in the ownership of Fusion-io which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Fusion-io that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Fusion-io; or
               (ii) Change in Effective Control of Fusion-io. A change in the effective control of Fusion-io which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of Fusion-io, the acquisition of additional control of Fusion-io by the same Person shall not be considered a Change of Control; or
               (iii) Change in Ownership of a Substantial Portion of Fusion-io’s Assets. A change in the ownership of a substantial portion of Fusion-io’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Fusion-io that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Fusion-io immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of Fusion-io, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     For these purposes, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Fusion-io.
     In no event will a transaction constitute a Change in Control if it is in connection with the underwritten public offering of Fusion-io’s securities.

     Notwithstanding the foregoing provisions of this definition, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.
     4. Employee Benefits. During the Employment Term, Bradford will be entitled to participate in the employee benefit plans currently and hereafter maintained by Fusion-io of general applicability to other similarly situated employees of Fusion-io. Fusion-io reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. During the Consulting Term, Bradford acknowledges that Bradford will no longer be entitled to participate in the employee benefit plans currently and hereafter maintained by Fusion-io and will not receive any additional benefits from Fusion-io (except for the payment of benefits provided for in Section 3(b)(ii)).
     5. Confidential Information. Bradford shall continue to maintain the confidentiality of all confidential and proprietary information of the Fusion-io Group and shall continue to comply with the terms and conditions of the Confidentiality Agreement. Such information includes, but is not limited to, all customer lists, prospects, business processes, business models, equipment, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Fusion-io Group.
     6. Payment of Salary. Bradford acknowledges and represents that, through the Effective Date of this Agreement, the Fusion-io Group has paid Bradford all salary, wages, bonuses, commissions, profit-sharing, reimbursable expenses, interest, all equity awards, including, without limitation, stock, stock options, restricted stock and restricted stock units, outplacement costs, fees and any and all other benefits and compensation due to Bradford, except for Bradford’s accrued vacation, which will continue to remain outstanding and shall be paid upon completion of the Employment Term. For avoidance of doubt, nothing in this Section 6 is intended to reduce the payments Fusion-io is required to pay Bradford as specifically provided under Section 3 of this Agreement.
     7. Confidentiality. The Parties acknowledge that Bradford’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Bradford hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Fusion-io Group or his employment with the Fusion-io Group except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”). Bradford agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Bradford agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.
     8. Covenants. Bradford agrees to abide by and acknowledges that he is bound by the covenants set forth in the Employment Agreement and the Confidentiality Agreement, including, without limitation, the covenants not to compete or solicit set forth in Sections 10 and 11 of the Employment Agreement.

     9. Release of Claims. Bradford agrees that the foregoing consideration represents settlement in full of any and all outstanding obligations under any applicable law owed to Bradford by the Fusion-io Group and their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, related corporations and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Bradford, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, under any applicable law, whether presently known or unknown, suspected or unsuspected, that Bradford may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          (a) any and all claims relating to or arising from Bradford’s employment relationship with the Fusion-io Group and the termination of those relationships;
          (b) any and all claims relating to, or arising from, Bradford’s right to purchase, or actual purchase of shares of stock of Fusion-io or any member of the Fusion-io Group, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable corporate law, and securities fraud under any applicable law;
          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          (d) any and all claims for violation of laws under any foreign jurisdiction, including, but not limited to, the United States, any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and the Utah Antidiscrimination Act;
          (e) any and all claims for violation of the federal or any state constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Bradford as a result of this Agreement or otherwise during Bradford’s employment with the Fusion-io Group; and
          (h) any and all claims for attorneys’ fees and costs.
          (i) Bradford agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Where applicable, this release does not release claims that cannot be released as a matter of law, including, but not limited to, Bradford’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Fusion-io (with the understanding that any such filing or participation does not give Bradford the right to recover any monetary damages against the Fusion-io Group; Bradford’s release of claims herein bars Bradford from recovering such monetary relief from any member of the Fusion-io Group). Bradford represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
     10. Acknowledgment of Waiver of Claims under ADEA. Bradford acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Bradford agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Bradford acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Bradford was already entitled. Bradford further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Bradford from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Bradford signs this Agreement and returns it to Fusion-io in less than the 21-day period identified above, Bradford hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
     11. California Civil Code Section 1542; Release of Unknown Claims. Bradford acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

     Bradford, being aware of said section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     12. Cooperation. Bradford agrees to cooperate as reasonably necessary in defense of any actual or potential obligation, claim, demand, judgment, recovery, dispute, lawsuit, subpoena or grievance (collectively “Disputes”) initiated or currently in progress against the Fusion-io Group, even if he is not named as a party. Such cooperation shall include, without limitation, making himself available, upon reasonable notice, to Fusion-io and its counsel to provide information relating to such Disputes and appearing for depositions, trial, settlement negotiations, or other activities in defense of the Disputes as requested by the Fusion-io and/or its counsel. In addition, Bradford agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Bradford agrees both to immediately notify Fusion-io upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Bradford shall state no more than that he cannot provide counsel or assistance.
     13. Nondisparagement. Bradford agrees to refrain from any disparaging statements about the Fusion-io Group or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Fusion-io Group.
     14. No Pending or Future Lawsuits. Bradford represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Fusion-io Group or any other person or entity referred to herein. Bradford also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Fusion-io Group or any other person or entity referred to herein.
     15. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     16. Indemnification. Bradford agrees to indemnify and hold harmless the Fusion-io Group from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by any member of the Fusion-io Group arising out of the breach of this Agreement by Bradford, or any liabilities incurred by the Fusion-io Group arising out of obligations of Bradford as set forth herein, or from any false representation made herein by Bradford, or from any action or proceeding which may be commenced, prosecuted or threatened by Bradford or for Bradford’s benefit, upon Bradford’s initiative, or with Bradford’s aid or approval, contrary to the provisions of this Agreement. Bradford further agrees that in any such action or proceeding, this Agreement may be pled by any member of the Fusion-io Group as a complete defense, or may be asserted by way of counterclaim or cross-claim.
     17. Arbitration. In accordance with Section 26 of the Employment Agreement, any and all controversies, claims, or disputes with anyone (including Fusion-io and any employee, officer,

director, shareholder or benefit plan of Fusion-io in their capacity as such or otherwise) arising out of, relating to, or resulting from Bradford’s employment with the Fusion-io Group or the termination of his employment with the Fusion-io Group, including any breach of this Agreement, shall be subject to binding arbitration as set forth therein.
     18. Authority. Fusion-io represents and warrants that the undersigned has the authority to act on behalf of Fusion-io and to bind the Fusion-io Group and all who may claim through it to the terms and conditions of this Agreement. Bradford represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     19. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
     20. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then, notwithstanding such invalidity, such provision shall be valid to the fullest extent permitted by law, and the parties agree that, if any court or arbitrator makes such a determination, such court or arbitrator shall have the power to modify the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, to enforce such provision to the fullest extent permitted by law.
     21. Entire Agreement. This Agreement, the Employment Agreement, as amended by this Agreement, the Confidentiality Agreement, that certain Indemnification Agreement dated June 22, 2010, and the agreements relating to the Equity Awards, as amended by this Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been superseded by the terms of this Agreement.
     22. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     23. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by Bradford for himself and by Fusion-io’s Chief Executive Officer. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

     24. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Utah. Bradford consents to personal and exclusive jurisdiction and venue in the State of Utah.
     25. Attorneys’ Fees. In the event that any Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
     26. Effective Date. This Agreement is effective eight (8) days after it has been signed by the Parties, unless revoked by Bradford within seven (7) days of execution (the “Effective Date”).
     27. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     28. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FUSION-IO. INC.

Dated: 9/21, 2010	By	/s/ David A. Flynn David A. Flynn
Chief Executive Officer and President Fusion-io, Inc.
AGREED:

DAVID R. BRADFORD, an individual

Dated: September 20, 2010	/s/ David R. Bradford David R. Bradford
3317 North Cottonwood Lane
Provo, Utah 84064